Exhibit 99.1

Date:	November 8, 2004
Contact:	David L. Trusty	Headen B. Thomas
	(704) 731-4391	(704) 731-4438

PIEDMONT NATURAL GAS ANNOUNCES INITIAL FUNDING OF CHARITABLE FOUNDATION

Charlotte, NC — - Piedmont Natural Gas (NYSE: PNY) announced that it has provided $7,000,000 in initial funding for the Piedmont Natural Gas Foundation. The charitable foundation was formed and funding was committed during the company’s 2004 fiscal fourth quarter. The foundation will help further Piedmont’s execution of its strategic mission. The strategy includes assisting qualified charitable agencies and organizations in the communities in which Piedmont operates and provides service.

Thomas E. Skains, Chairman, President and Chief Executive Officer of Piedmont Natural Gas commented, “With this initial funding of the Piedmont Natural Gas Foundation, we are demonstrating in a very tangible way, our belief in a strong philanthropic commitment to the communities in which we operate and in which our employees live, work, and provide service to our customers.”

Skains went on to say, “Our employees dedicate significant amounts of time to activities in each of the three states where our service areas are located and the foundation will further support that personal involvement.”

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.